Exhibit 99.1

AgFeed Industries to Ring NASDAQ Market Opening Bell on the Morning of June 4, 2008

AgFeed shareholders to meet with Company board and management on June 3, 2008 at annual shareholders meeting

New York, New York --(MARKET WIRE)—May 19, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced that the Company’s management team is scheduled to ring the NASDAQ market opening bell on the morning of June 4, 2008.

AgFeed has previously announced that it will hold its annual shareholders meeting in New York City at TheTimesCenter Hall, located at 242 West 41st Street, New York, New York, 10018, on June 3, 2008 at 10:00 a.m. EDT. AgFeed shareholders are invited and encouraged to attend the annual meeting.

AgFeed’s engaged US hog industry advisor, Spectrum Agribusiness, led by Mr. Gerry Daignault and Mr. John Stadler has also been invited to share with our shareholders their industry knowledge about China’s hog raising industry. Mr. Daignault, the former CFO of PIC USA, Inc., the largest swine genetics operation in the US, has recently visited AgFeed in China and has reviewed AgFeed’s hog production and feed business.

Songyan Li, PhD, AgFeed’s Chairman commented:” AgFeed is proud of the opportunity of experiencing rapid growth as a NASDAQ Global Market listed company and we are honored to be asked to ring the opening bell. We look forward to the opportunity to meet with our shareholders and report on our financial results and business outlook during the upcoming shareholder meeting.”

Founded in 1995 by founders/managers, AgFeed has two integrated profitable business lines in China: premix animal feed and hog production. AgFeed is currently the largest premix feed company in China in terms of revenues and the largest commercial hog producer with over 500,000 hogs in annual production.

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China's total hog supply is from backyard individual hog farmers, while approximately 65% of China's total meat consumption is pork.

Contact Information:

U.S. Contact:

Mr. Arnold Staloff

Independent Board Member

AgFeed Industries, Inc.

Tel: 212-631-3510

Corporate Contact:

Mr. Sam Zhou, Corporate Development

AgFeed Industries, Inc.

Tel: 011-86-13925912908

Email:info@agfeedinc.com